ANNUAL COMPLIANCE STATEMENT

For the period of May 1, 2020 through December 31, 2020 (“Reporting Period”)

 Re: J.P. Morgan Chase Commercial Mortgage Securities Corp., Benchmark 2020-IG3 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2020-IG3 (the “Transaction”), issued pursuant to the Pooling and Servicing Agreement dated as of May 1, 2020 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Situs Holdings, LLC, as the BX Industrial Portfolio Whole Loan and the Tower 333 Whole Loan Special Servicer, and Wells Fargo Bank, National Association, as Trustee, Certificate Administrator, Paying Agent and Custodian

 Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

 Situs Holdings, LLC, as the BX Industrial Portfolio Whole Loan and the Tower 333 Whole Loan Special Servicer, (a “Certifying Servicer”) is responsible for assessing compliance as of December 31, 2020 for the Reporting Period with the applicable servicing criteria specified in Paragraph (d) of Item 1122 of the U.S. Securities and Exchange Commission’s Regulation AB (the “Relevant Servicing Criteria”).

 The BX Industrial Portfolio Whole Loan and the Tower 333 Whole Loan Special Servicer has assessed its compliance with the Relevant Servicing Criteria for the Reporting Period and has concluded that the BX Industrial Portfolio Whole Loan and the Tower 333 Whole Loan Special Servicer has complied, in all material respects, with the Relevant Servicing Criteria as of December 31, 2020 and for the Reporting Period with respect to the Platform taken as a whole.

As Senior Director of Situs Holdings, LLC, I certify that:

A.     A review of the BX Industrial Portfolio Whole Loan and the Tower 333 Whole Loan Special Servicer’s activities during the Reporting Period and of Situs Holdings, LLC’s performance under the Pooling and Servicing Agreement has been made under my supervision; and

B.     To the best of my knowledge, based on such review, the BX Industrial Portfolio Whole Loan and the Tower 333 Whole Loan Special Servicer has fulfilled all its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

Date: March 5, 2021

SITUS HOLDINGS, LLC,

By:/s/ Curt Spaugh

Name: Curt Spaugh

Title: Senior Director